Exhibit 99.1

**PRESS RELEASE**

Contact:

Paul D. Rutkowski

Chief Financial Officer and Treasurer

(215) 938-8800

POLONIA BANCORP

COMPLETES INITIAL PUBLIC OFFERING

Huntingdon Valley, Pennsylvania – January 11, 2007 – Polonia Bancorp (the “Company”), the holding company for Polonia Bank (the “Bank”), announced today that it has completed its initial stock offering.

On January 8, 2007, the Bank’s Plan of Reorganization and Stock Issuance was approved by the Bank’s members at a special meeting.

A total of 1,487,813 shares of common stock, representing 45% of Polonia Bancorp’s outstanding shares of common stock, were sold in the offering at the price of $10.00 per share. The remaining 55% of Polonia Bancorp’s outstanding shares of common stock were issued to Polonia MHC, the federally chartered mutual holding company formed in connection with the reorganization. During the offering period, the Company received subscriptions for more than the number of shares permitted to be sold. Shares will be allocated in order of the priorities as outlined in the Bank’s Plan of Reorganization and Stock Issuance.

Anthony J. Szuszczewicz, Chairman, President and Chief Executive Officer of Polonia Bancorp, said “On behalf of the officers and boards of directors of Polonia Bancorp and the Bank, we wish to express our thanks to our customers for their response to the stock offering and we look forward to continuing to serve the needs of our customers and community, as well as the new stockholders of Polonia Bancorp.”

Sandler O’Neill & Partners, L.P. served as financial advisor to the Company. Muldoon Murphy & Aguggia LLP of Washington, DC served as legal counsel to the Company for the reorganization and stock offering.

Polonia Bank is a federally chartered savings bank offering traditional services and products from its main office in Huntingdon Valley, Pennsylvania and four branch offices in Philadelphia County, Pennsylvania. At September 30, 2006, the Bank had total assets of $167.4 million, deposits of $146.3 million and total retained earnings of $11.9 million.

Subscribers may obtain their stock allocation information by calling the Company’s conversion center at (888) 770-7900.